COMPANY                                                   STATE OF INCORPORATION

eMarketplace, Inc.                                        Delaware
         Top Team, Inc.                                   Delaware
               Full Moon Interactive Group, Inc.          California
               Orrell Communications, Inc.                California
               Muccino Design Group, Inc.                 California
               DeVries Data Systems, Inc.                 Delaware
               Oncourse Network, Inc.                     Delaware
               Image Network, Inc.                        California

         E-Taxi, Inc.                                     Delaware
               Techstore, Inc.                            Delaware
                      Office Express, Inc.                Delaware

         Starsonline, Inc.                                Delaware

         Tri-Step Acquisistion, Inc.                      Delaware